UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

Sky Limit Venture Corp.
(Exact name of registrant as specified in its charter)

Commission File Number: 024-11613

California	81-2983268
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12338 Valley Blvd., Suite C El Monte, CA	91732
(Address of principal executive offices)	(Zip Code)

(626) 434-9606

Registrant’s telephone number, including area code

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “Sky Limit Venture Corp.”, “Sky Limit” “SKYL” or “the Company” or “us” or “our(s)” or “we” refers to Sky Limit Venture Corp.

This report may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the Company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

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Item 1. Business.

Sky Limit Venture Corp.

Company Information

Sky Limit Venture, Corp. (the “Company”, “SKYL”, “Sky Limit”) was incorporated May 24, 2016, under the laws of the State of California. The Company was formed for the sole purpose of renewable energy, solar panel and energy storage installation, research and development.

Sky Limit Venture Corp provides a variety of clean energy solutions for residential and commercial customers. It is also focusing on research and development of recycled electric vehicle lithium batteries. It is developing a process to improve and repurpose these batteries for outdoor use. The company is in the midst of designing and building a technology application to monitor lithium batteries to measure the power being generated. This monitoring technology will provide customers a peace of mind that their equipment is producing, electricity as desired. In addition, the company is soon to be assessing whether or not it could enter into the building and operating of large utility scale solar farms in order to sell the clean energy that is generated; however, at this time the Company has not taken any substantive steps in order to make any entry into that market. Sky Limit Venture plan on holding equity on these projects we develop with a goal of becoming a utility that generate clean energy nationally and internationally. We strive to become a comprehensive source for our customers clean and efficient energy needs.

Sky Limit Venture Corp is involved in every step of the renewable energy process, including sales, design, permitting, development, installation, construction, and repairs. Our customers can choose from a variety of financing options including PPA and Lease programs. The company continues to expand its services to offer a one stop contractor. Providing customer convenience of coordinating with one contractor vs multiple contractors. The company services include installation of residential and commercial solar photovoltaic systems, electric vehicle charging stations, installation of new roofing, re-roofing, solar roof, installation of energy generation and battery storage. Additionally, the company is continuing research and development of recycled electric vehicle lithium batteries to repurpose for outdoor use. It is also creating an application to monitor the battery life span for equipment failures.

On May 26, 2021, the Company increased the number of authorized shares of stock from 1,000,000 to 1,000,000,000, with the California Secretary of State.

On July 7, 2021, the Company filed an amendment to its Articles of Incorporation (the “Amendment”) with the Secretary of State of the State of California, which, among other things, authorized 1,000,000 shares out of our 1,000,000,000 shares authorized as preferred shares, leaving 999,000,000 shares of common stock authorized, and established the designation, powers, rights, privileges, preferences and restrictions of the Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”) as well as designating a par value of $0.001 to the Common Stock.

Among other provisions, each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding shares of common stock of the Company eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. For purposes of illustration only, if the total issued and outstanding shares of common stock of the Company eligible to vote at the time of the respective vote is 80,000,000, the voting rights of one share of the Series A Preferred Stock shall be equal to 1,632,583 from the following calculation: (0.019607 x 80,000,000) / 0.49) – (0.019607 x 80,000,000) = 1,632,583).

One Hundred-One (101) shares of Series A Preferred Stock were authorized and One Hundred-One (101) shares of Series A Preferred Stock were issued to our CEO, Mark Senelath. At December 31, 2021, Series A Preferred Stock had 165,214,879 votes.

The Series A Preferred Stock has no dividend rights, no liquidation rights and no redemption rights, and was created primarily to be able to obtain a quorum and conduct business at shareholder meetings. All shares of the Series A Preferred Stock shall rank (i) senior to the Company’s common stock and any other class or series of capital stock of the Company hereafter created, (ii) pari passu with any class or series of capital stock of the Company hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

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On August 5, 2021, the Company, with the approval of a majority of its shareholders completed a forward split of the Company’s common stock. The Company split and converted all of the issued and outstanding shares of the Corporation’s $0.001 par value common stock on an Eight Thousand (8,000) to One (1) basis to increase the number of issued and outstanding shares of the Corporation’s common stock from 10,000 to 80,000,000 shares. The Company has filed the forward split with the California Secretary of State.

Sky Limit Venture, Corp., headquarters is located at 12338 Valley Blvd., Unit C, El Monte, CA 91732. The Company phone number is 626-434-9606. Our website is www.skylimitenergy.com.

BUSINESS

The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading “Risk Factors” or elsewhere in this Annual Report on Form 1K.

Our Business Overview

Sky Limit Venture Corp., provides a variety of clean energy solutions for residential and commercial customers. It is also focusing on research and development of recycled electric vehicle lithium batteries. It has developed a process to improve and repurpose these batteries for outdoor use. The company is amid designing and building a technology application to monitor lithium batteries to measure the power being generated. We are working on this monitoring application to provide customers peace of mind that their equipment is producing electricity. We strive to become a comprehensive source for our customers clean and efficient energy needs.

Sky Limit Venture Corp., is involved in every step of the process, including sales, design, permitting, development, installation, construction, and repairs. Our customers can choose from a variety of financing options including PPA and Lease programs. The company continues to expand its services to offer a one stop contractor. Providing customer convenience of coordinating with one contractor vs multiple contractors. The company services include installation of residential and commercial solar photovoltaic systems, electric vehicle charging stations, installation of new roofing, re-roofing, solar roof, installation of energy generation and battery storage. Additionally, the company is continuing research and development of recycled electric vehicle lithium batteries to repurpose for outdoor use. It is also creating an application to monitor the battery life span for equipment failures.

We provide customers with the opportunity to power their homes with solar energy. We are able to offer savings to our solar-only customers compared to utility-based retail rates with little to no up-front expense on the part of the customer, and we are able to provide energy resiliency and reliability to our solar plus energy storage customers through energy storage technology. We do all of this under long-term solar and solar plus energy storage service agreements with our customers, which provide us with predictable, contracted cash flows.

The services we provide are integral to our customers’ value proposition. These include operations and maintenance, monitoring, repairs and replacements, equipment upgrades, onsite power optimization for the customer (for both supply and demand), the ability to efficiently switch power sources among the solar panel, grid and energy storage system, as appropriate, and diagnostics.

Residential Solar Power System Design and Installation

We currently provide marketing, sales, design, construction, installation, maintenance, support and related solar power system services to residential and commercial customers in the United States in locations in which the economics are favorable to solar power. We will provide our customers with a single point of contact for their system design, engineering work, building permit, rebate approval, utility hookup and subsequent maintenance.

We will concentrate on the design and integration of grid-tied solar power systems. These systems are electrically connected to the utility grid so that excess energy produced during the day flows backwards through the utility’s electric meter, actually running the electric meter backwards. The meter will run backwards when the power produced by the solar system is greater than the power needs of the structure. During the evenings or on cloudy days, energy is drawn from the grid normally and the meter runs forwards. Most utilities serving the areas in which we install systems allow for “net metering.” Customers on net metering only pay for the net amount of energy they consume during the year, essentially getting full retail credit for the energy they transmit back onto the utility grid during the day.

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Energy Storage Systems.

Our proposed energy storage systems increase our customers’ independence from the centralized utility and provide on-site backup power when there is a grid outage due to storms, wildfires, other natural disasters and general power failures caused by supply or transmission issues. In addition, at times it can be more economic to consume less energy from the grid or, alternatively, to export solar energy back to the grid. Recent technological advancements for energy storage systems allow the system to adapt to pricing and utility rate shifts by controlling the inflows and outflows of power, allowing customers to increase the value of their solar plus storage system. The energy storage system will charge during the day, making the energy it stores available to the home when needed. It will also feature software that can customize power usage for the individual customer, providing backup power, optimizing solar energy consumption vs. grid consumption or preventing export to the grid as appropriate. The software is going to be tailored based on utility regulation, economic indicators and grid conditions. The combination of energy control, increased energy resilience and independence from the grid is strong incentive for customers to adopt solar and energy storage. As energy storage systems and their related software features become more advanced, we expect to see increased adoption of energy storage systems.

We believe that integrated energy storage systems enhance the reliability, resiliency and predictability of home solar energy in certain markets, increasing the overall value proposition to consumers. We expect customer demand for our future energy storage products, to increase over time. We also expect continued requests by our customers that we retrofit their existing solar energy systems energy storage service to provide more resiliency.

Products

Sky Limit Venture Corp offers competitive pricing and variety of services and product lines:

•	Solar photovoltaic installation and repair
•	Electrical vehicle charging station installation
•	Electrical wiring or re-wiring installation
•	Energy efficiency roofing installation
•	Solar roof and re-roof installation
•	Energy storage installation
•	Sales of Lease, Loan and PPA products up to 25 years
•	Generator installation and repair
•	Research and develop recycled electric vehicle lithium batteries
•	Repurpose recycled battery for outdoor use
•	Training facility for internal and external personnel and businesses

The company is in the midst of a process patent for the use of recycled electric vehicle batteries with goals of utilizing a technology application to monitor battery production and leverage data for improvements.

Our solar installation workmanship covers up to 25 years and roofing up to 50 years to provide our customers peace of mind.

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Markets and Marketing

The renewable energy market involves suppliers, distributors, manufacturers, and contractors; therefore, Sky Limit Venture Corp., has established and maintains loyal business relationships with all parties. Our relationships have allowed the company to provide high quality materials at competitive prices for our customers. Consequently, Sky Limit Venture Corp., is highly competitive and provides added value to our Customers.

The renewable energy sector in California and Nevada markets are currently mandating (1) 50% renewable portfolio standard by year 2030. California is leading the way with the most solar installation of 27,897.04MW, whereas Nevada is 3,587.32MW based on SEIA/Wood Mackenzie Power & Renewables U.S. Solar Market Insight 2020 Q3. (2) Both states are to be carbon free by the year 2045 for California and 2050 Nevada. (3) California also mandating zero emission by year 2035, which means no more gas, diesel and CNG engine vehicles. These are just a few named states that are adopting the clean energy movement. Arizona, Texas, Florida, New Jersey, South Carolina are also strong contributors.

Technology for solar modules and battery storage is constantly advancing, making it more affordable to create a more clean and sustainable Energy. Renewable Energy is one of the fastest growing industry worldwide. Showing continued growth from solar photovoltaic systems to electrification of vehicles. Due to the ever-changing climate, we strive to stay relevant and adapt to ongoing environmental and regulatory changes and continuing to expand our business model to branch out with complimentary services.

We found that customer experiences with contractors typically have a negative connotation. We want to change this perception. After many published sources about how customers do not trust contractors for many reasons, the CEO of Sky Limit Venture Corp., is developing a strategic plan to overcome this issue.

Market Opportunity

The utility-based electricity sector is being disrupted as distributed solar technology offers homeowners the option to generate solar energy on-site at the point of consumption while lowering their energy costs and reducing their environmental footprint. Residential solar is the fastest growing segment of the distributed solar market. The number of residential solar energy systems in the United States is expected to increase from approximately 19.2 GW installed in 2020 to an estimated 324 GW being installed over the next 10 years. In order to meet the clean energy goals set by industry and the Biden administration the annual installs will need to grow to more than 80 GW by 2030, with cumulative totals nearing 600 GW by the end of the decade, according to Solar Energy Industry Association (“SEIA”) (www.seia.org/solar-industry-research-data).

Growth in the residential solar market has been driven in part by the introduction of third-party ownership of residential solar systems through power purchase agreements or lease arrangements that allow the homeowner to benefit from governmental incentives and tax credits without burdening the homeowner with the upfront capital expenditure of purchasing a solar energy system. Recently there has been increased customer demand to own the solar energy system, which in turn has led to innovative financing solutions through various contract structures that offer a homeowner the option to purchase a solar energy system through third-party loan financing. In such a loan offering, a homeowner may or may not receive ongoing operating, maintenance and monitoring services from their installer, similar to those customary in power purchase agreements and lease arrangements.

Declining Capex Costs for Residential Solar

Rooftop residential solar has benefited from a rapid decline in costs. According to SEIA, the cost of a residential solar system has dropped more than 70% over the last decade. Prices in the fourth quarter of 2020 were at their lowest levels in history, across all market segments. SEIA goes on further to state that the pre-incentive price of an average sized residential system has dropped from $40,000 in 2010 to roughly $20,000 in 2021, with recent utility-scale prices ranging from $16/MWh - $35/MWh, which is competitive with all other forms of generation. (www.seia.org/solar-industry-research-data).

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Developments in Energy Storage Solutions

Recent developments in energy storage technology and power usage management may reduce the variability of solar energy availability to the customer. As advances in technology cause the price of energy storage systems to decline, more customers will be able to afford such systems. Including energy storage with the customer’s solar energy system allows the power generated by the solar energy system to be available to the customer on a more consistent basis. In addition, the general availability of power sourced from the battery, coupled with the variability of utility rates for power based on time-of-day, means that, depending on the time of day, it may be more cost-efficient for the customer to draw energy from the energy storage system or the utility grid (or vice versa). As the technology governing the energy storage system improves, we expect these existing cost-saving mechanisms will allow for a better matching of supply and demand based on the customer’s energy usage. The ability to store energy may reduce the industry’s reliance on net energy metering policies, thereby expanding the addressable market for residential solar. In addition, energy storage system costs have declined due to technology improvements, manufacturing scale, competition among manufacturers, greater product integration and deepening industry expertise.14 According to Bloomberg NEF (“BNEF”), the volume-weighted average price of a lithium-ion battery pack has fallen 89% from a price of $1,160 per kilowatt hour in 2010, in real terms, and is expected to decline further to $137 per kilowatt hour in 2020. BNEF predicts that by 2023, the average prices will be close to $100 per kilowatt hour due to further expected technological improvements. BNEF also states that during 2020 for the first-time battery packs prices of less than $100/kWh have been reported. (https://about.bnef.com/blog/battery-pack-prices-cited-below-100-kwh-for-the-first-time-in-2020-while-market-average-sits-at-137-kwh/)

Sales and Marketing

The company’s growth strategy is to network at clean energy conferences, seminars nationwide and internationally. This is done by attending frequent symposiums, seminars, workshops, and conferences. Increase company’s traffic through our website verbiage in English and Spanish while using the correct meta tags, key words, and SEO to show up on first page of Google. An ever-growing social media presence is considered crucial today’s business environment. We will maintain and advertise on Twitter, Facebook, Instagram, LinkedIn, YouTube, and Yelp. These social media sites offer several benefits, such as increase exposure to potential customers, lowering marketing expenses, reaching target audiences, building brand loyalty customers, boosting SEO, increasing traffic while being mobile friendly.

Building an email and phone number list to integrate with an autoresponder software. This way, we can send company’s newsletters, new services, new products, updates, and any promotions. We will potentially seek mergers and/or acquisitions with inverters manufacturers to integrate our battery technology and application with their product line. This way, we do not need to reinvent a new product to save time and money. Sky Limit Venture Corp builds a loyal business relationship with all manufacturers by becoming their certified installer, service provider and dealer. This way, when there are services needed by the manufacturer, we can generate a new source of income stream. Currently our main sales are driven by our internal sale teams, outside sales agents and marketing companies in the states of California, Illinois, Texas and soon Nevada. The key to our success is our proactively communication with all customers, business partners and suppliers.

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Our Strategy

Our goal is to become one of the largest providers of solar energy in the world. We plan to achieve this strategy by providing every home and business an alternative to their energy bill that is cleaner and cheaper than their current energy provider. We intend to:

Rapidly grow our customer base. We intend to invest significantly in additional sales, marketing and operations personnel and leverage strategic relationships with new and existing industry leaders to further expand our business and customer base. .

Continue to offer lower priced energy. We plan on reducing costs by continuing to leverage our buying power with our suppliers, developing additional proprietary software to further ensure that our integrated team operates as efficiently as possible, and working with fund investors to develop innovative financing solutions to lower our cost of capital and offer lower-priced products to our customers. Also, we plan on reducing our costs and increasing our profits by becoming large enough to effectively negotiate better power purchase agreements with the regional electricity companies as a supplier of energy.

Leverage our brand and long-term customer relationships to provide complementary products. We plan to continue to invest in and develop complementary energy products, software and services, such as energy storage and energy management technologies, to offer further cost-savings to our customers. We also plan to expand our energy efficiency business to commercial customers.

Expand into new locations. We intend to continue to expand into new locations, initially targeting those markets where climate, government regulations and incentives position solar energy as an economically compelling alternative to utilities.

Sales

We plan to secure financing that enables our customers to access solar energy for little to no upfront cost to them, as well as expand our solar installation, renewable energy initiatives and energy storage products.

Residential Solar

The key elements of our integrated approach to providing distributed residential solar energy include:

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Professional consultation. We deploy our direct-to-home sales force to provide in-person professional consultations to prospective customers to evaluate the feasibility of installing a solar energy system at their residence. Our sales closing and referral rates are enhanced by homeowners’ responsiveness to our direct-to-home, neighborhood-by-neighborhood outreach strategy.

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Design and engineering. We have developed a streamlined process that enables us to design and install a custom solar energy system that delivers significant customer savings. This process, which incorporates proprietary software, standardized templates and data derived from on-site surveys, allows us to design each system to comply with complex and varied state and local regulations and optimize system performance on a per panel basis. We continue to pursue technology innovation to integrate accurate system design into the initial in-person sales consultation as a competitive tool to enhance the customer experience and increase sales close rates.

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Installation. We are a licensed contractor in the markets we serve and are responsible for each customer installation. Once we complete the system design, we obtain the necessary building permits and begin installation. Upon completion, we schedule the required inspections and arrange for interconnection to the power grid. By directly handling these logistics, we control quality and streamline the system installation process for our customers. Throughout this process, we apprise our customers of the project status with regular updates from our account representatives. We minimize costs, ensure quality and deliver high levels of customer satisfaction by controlling the entire installation process.

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Monitoring and service. We monitor the performance of our solar energy systems, leveraging a combination of internally developed solutions as well as capabilities provided by our suppliers. Currently, a substantial majority of our existing solar energy systems use SolarEdge and Enphase communications gateway device paired with its monitoring service. We leverage the SolarEdge monitoring and Enlighten communications gateway and monitoring service to collect performance data and use this data to ensure we deliver quality operations and maintenance services for our solar energy systems. If services are required, our strong local presence enables rapid response times.

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Referrals. We believe our commitment to delivering high levels of customer satisfaction and our concentrated geographic deployment strategy have generated a significant amount of sales through customer referrals, which increase our neighborhood penetration rates, lower our customer acquisition costs and accelerate our growth. Our financial returns also benefit from the cost savings derived from increasing the density of installations in a neighborhood.

Manufacturing Materials and Installation

We purchase major components such as solar panels and inverters directly from multiple manufacturers. We screen these suppliers and components based on expected cost, reliability, warranty coverage, ease of installation and other ancillary costs. As of April 28, 2022, our primary solar panel suppliers were REC Solar and LG among others, and our primary inverter suppliers were SolarEdge and Enphase among others. We typically enter into master contractual arrangements with our major suppliers that define the general terms and conditions of our purchases, including warranties, product specifications, indemnities, delivery and other customary terms. We typically purchase solar panels and inverters on an as-needed basis from our suppliers at then-prevailing prices pursuant to purchase orders issued under purchase agreements.

We generally do not have any supplier arrangements that contain long-term pricing or volume commitments; although at times in the past we have made limited purchase commitments to ensure sufficient supply of components.

If we fail to develop, maintain and expand our relationships with these or other suppliers, our ability to meet anticipated demand for our solar energy systems may be adversely affected, or we may only be able to offer our systems at higher costs or after delays. If one or more of the suppliers that we rely upon to meet anticipated demand ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, it may be difficult to quickly identify alternative suppliers or to qualify alternative products on commercially reasonable terms, and our ability to satisfy this demand may be adversely affected.

Our racking systems are manufactured by contract manufacturers in the United States of America.

We generally source the hundreds of other products related to our solar energy systems and energy efficiency upgrades services, through a variety of distributors.

We currently operate in California states. We manage inventory through a centralized storage and distribution facility and distribute inventory to local installers as needed. This operational scale is fundamental to our business, as our field teams currently complete more than 20 residential installations each month, while our project management teams simultaneously manage projects as they move through the stages of engineering, permitting, installation and monitoring.

We offer a range of warranties and performance guarantees for our solar energy systems. We generally provide warranties of between 10 to 20 years on the generating and non-generating parts of the solar energy systems we sell, together with a pass-through of the inverter and module manufacturers’ warranties that generally range from 5 to 25 years. In the States that we sell the electricity generated by a solar energy system, we compensate customers if their system produces less energy than our guarantee in any given year by refunding overpayments. We also provide ongoing service and repair during the entire term of the customer relationship. To date costs associated with such ongoing service and repair have not been material, but there are no assurances that in the future those costs will not increase.

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Engineering and Construction

The key leadership in our engineering and construction group resides within our company, which provides us with the in-house capabilities required to evaluate a project’s design and construction process. We will rely as necessary upon additional personnel from third-party sources, including Greenlancer, with respect to the construction of our projects. We also typically enter into fixed-price construction contracts for our projects’ construction with a guaranteed completion date to encourage completion on time and within budget.

Project design involves close and frequent communication with both field development personnel as well as the construction contractor in order to develop a project that conforms to local geotechnical and topographic characteristics while accommodating permitting and real estate restrictions. The developer also strives to integrate experience obtained from operating projects in order to design projects with optimal maintenance and equipment-availability profiles. During construction, we are responsible for overseeing the construction contractor and ancillary-vendor activities to ensure that the construction schedule is met. Collaboration among engineers and managers on each of our projects and our major equipment suppliers allows us to efficiently transition from construction to commercial operations and to identify and process technical improvements over the life-cycle of each project.

Our engineering and construction team is comprised of highly experienced project and construction managers and includes personnel who have supervised the design and completion of construction of 5000 solar power projects representing over 35 MW over the last 11 years. We set, and ensure compliance with, design specifications and take an active role in supervising field work, safety compliance, quality control and adherence to project schedules. Each project has a dedicated resident construction manager, and other engineering and construction functions are centralized, which allows the group to efficiently scale its resources to support our developing global platform and growth strategy.

Distributed Generation and Renewable Energy

Distributed generation and renewable energy are two promising areas for growth in the global electric power industry. Distributed generation (sometimes known as “Off-Grid”) is defined as point-of-use electricity generation that either supplements or bypasses the electric utility grid. Distributive generation employs technologies such as solar power, micro turbines and fuel cells. The move to distributed power will come from capacity constraints, increased demand for power reliability and the economic challenges of building new centralized generation and transmission facilities.

Renewable energy is defined as energy supplies that derive from non-depleting sources such as solar, wind and certain types of biomass. Renewable energy reduces dependence on imported and increasingly expensive oil and natural gas. In addition, growing environmental pressures, increasing economic hurdles of large power generation facilities and U.S. National Security interests are favorable drivers for renewable energy. Renewable energy, including solar and wind power, is the fastest growing segment of the energy industry worldwide.

Solar power is both distributed and renewable. Subsequent to installation, solar power is an environmentally benign, locally sourced renewable energy source that can play an immediate and significant role in assisting global economic development, forging sustainable global environmental and energy policies, and protecting national security interests.

Solar Power: The Technology

Solar power generation uses interconnected photovoltaic cells to generate electricity from sunlight. The photovoltaic process (PV) captures packets of light (photons) and converts that energy into electricity (volts). Most photovoltaic cells are constructed using specially processed silicon. When sunlight is absorbed by a semiconductor, the photon knocks the electrons loose from the atoms, allowing the electrons to flow through the material to produce electricity. This generated electricity is direct current (DC).

Light can be separated into different wavelengths with a wide range of energies. These photons may be reflected, absorbed or passed right through the PV cell. Solar cell technology only has the ability to capture the energy of photons within a specific range. Lower wavelength photons create heat, resulting in higher solar cell temperatures and lower conversion rate to energy. Higher wavelength photons have lower levels of energy and thus do not generate electricity.

Many interconnected cells are packaged into solar modules, which protect the cells and collect the electricity generated. Solar power systems are comprised of multiple solar modules along with related power electronics. Solar power technology, first used in the space program in the late 1950s, has experienced growing worldwide commercial use for over 25 years in both on-grid and off-grid applications.

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On-grid applications provide supplemental electricity to customers that are served by an electric utility grid, but choose to generate a portion of their electricity needs on-site. The On-grid segment is typically the most difficult to compete in since electricity generated from coal, nuclear, natural gas, hydro and wind is generally at much lower rates. Despite the unfavorable cost comparisons, On-grid applications have been the fastest growing part of the solar power market. This growth is primarily driven by the worldwide trend toward deregulation and privatization of the electric power industry, as well as by government initiatives, including incentive programs to subsidize and promote solar power systems in several countries, including Japan, Germany and the United States. On-grid applications include residential and commercial rooftops, as well as ground-mounted mini-power plants.

Despite the benefits of solar power, there are also certain risks and challenges faced by solar power. Solar power is heavily dependent on government subsidies to promote rapid introduction and acceptance by mass markets. Solar is an inert process that makes it difficult to compare against other non-inert technologies when comparing costs as current solar modules are generally warranted for a 25 year life. When the costs of producing solar are compared to other energy sources, solar power is more expensive than grid-based energy, nuclear, wind, etc. Different solar technologies carry different efficiencies. Traditional PV solar cells carry efficiencies ranging from 15% to 20% per cell.

Competition

The markets we plan to serve are highly fragmented with numerous small and regional participants and several large nationally based companies. Competition in the markets we plan to serve will be based on a number of considerations, including our ability to excel at timeliness of delivery, technology, applications experience, know-how, reputation, product warranties, service and price. Demand for our product can vary period over period depending on conditions in the markets we serve. We believe our future product quality reliability, and safety supported by advanced manufacturing and operational excellence will differentiate us from many of our competitors, including those competitors who often offer products at a lower price.

Overall, the competitive environment of the renewable energy industry is very tense despite its market size. The Company competes with other distributors, installers such as SunRun, Tesla, SunPower, Sunnova, to name some of the other renewable energy companies that are currently in our industry. These competitors possess significantly greater financial and non-financial resources, manufacturing capacity, well established business models and distribution channels and branding.

Energy Generation and Storage

Energy Storage Systems

The market for energy storage products is also highly competitive, and both established and emerging companies have introduced products that are similar to our product portfolio or that are alternatives to the elements of our systems. We compete with these companies based on price, energy density and efficiency. We believe that the specifications and features of our products, our strong brand and the modular, scalable nature of our energy storage products give us a competitive advantage in our markets.

Solar Energy Systems

The primary competitors to our solar energy business are the traditional local utility companies that supply energy to our potential customers. We compete with these traditional utility companies primarily based on price and the ease by which customers can switch to electricity generated by our solar energy systems. We also compete with solar energy companies that provide products and services similar to ours. Many solar energy companies only install solar energy systems, while others only provide financing for these installations. We believe we have a significant expansion opportunity with our offerings and that the regulatory environment is increasingly conducive to the adoption of renewable energy systems.

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Government Incentives

Increasing concerns regarding additional energy requirements, grid architecture and distributed generation goals, security of energy supply, consequences of greenhouse gas emissions and fossil-fuel prices have resulted in support for governmental policies and programs at the federal, state, local and provincial level of our markets that support electricity generation from renewable energy sources such as solar power. These programs provide for various incentives and financial mechanisms, including, in the United States, accelerated tax depreciation, tax credits, cash grants and rebate programs, which serve to reduce the cost and to accelerate the adoption of renewable generation facilities. These incentives help catalyze private sector investments in renewable generation and efficiency measures, including the installation and operation of solar power.

The United States has established various incentives and financial mechanisms to reduce the cost of solar energy and to accelerate the adoption of solar energy. These incentives, include tax credits, cash grants, tax abatements, rebates and renewable energy credits or green certificates and net energy metering, or “net metering,” programs. These incentives help catalyze private sector investments in solar energy and efficiency measures. Set forth below is a summary of the various programs and incentives that we expect will apply to our business.

Energy Storage System Incentives and Policies

While the regulatory regime for energy storage projects is still under development, there are various policies, incentives and financial mechanisms at the federal, state and local levels that support the adoption of energy storage.

For example, energy storage systems that are charged using solar energy may be eligible for the solar energy-related U.S. federal tax credits described below. The Federal Energy Regulatory Commission (“FERC”) has also taken steps to enable the participation of energy storage in wholesale energy markets. In addition, California and a number of other states have adopted procurement targets for energy storage, and behind-the-meter energy storage systems qualify for funding under the California Self Generation Incentive Program.

Solar Energy System Incentives and Policies

U.S. federal, state and local governments have established various policies, incentives and financial mechanisms to reduce the cost of solar energy and to accelerate the adoption of solar energy. These incentives include tax credits, cash grants, tax abatements and rebates.

In particular, Sections 48 and 25D of the U.S. Internal Revenue Code currently provide a tax credit of 26% of qualified commercial or residential expenditures for solar energy systems, which may be claimed by our customers for systems they purchase, or by us for arrangements where we own the systems. These tax credits are currently scheduled to decline and/or expire in 2023 and beyond.

Patents, Trademarks and Licenses

We currently do not have any patents. We have trademarked our logo. We are not party to any license, franchise, concession, or royalty agreements or any labor contracts.

Employment Agreements

As of this filing, Sky Limit Venture currently is not a party to any material employment agreements.

Regulation

We face extensive government regulation both within and outside the U.S. relating to the development, installation, marketing, sale and distribution of our renewable energy products, software and services. The following sections describe certain significant regulations that we are subject to. These are not the only regulations that our businesses must comply with. For a description of risks related to the regulations that our businesses are subject to, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”

We are not a “regulated utility” in the United States under applicable national, state or other local regulatory regimes where we conduct business.

To operate our systems we obtain interconnection agreements from the applicable local primary electricity utility. Depending on the size of the solar energy system and local law requirements, interconnection agreements are between the local utility and either us or our customer. In almost all cases, interconnection agreements are standard form agreements that have been pre-approved by the local public utility commission or other regulatory body with jurisdiction over interconnection agreements. As such, no additional regulatory approvals are required once interconnection agreements are signed. We maintain a utility administration function, with primary responsibility for engaging with utilities and ensuring our compliance with interconnection rules.

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Our operations are subject to stringent and complex federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, and comparable state laws that protect and regulate employee health and safety. We have a robust safety department led by a safety professional, and we expend significant resources to comply with OSHA requirements and industry best practices.

Federal and/or state prevailing wage requirements, which generally apply to any “public works” construction project that receives public funds, may apply to installations of our solar energy systems on government facilities. The prevailing wage is the basic hourly rate paid on public works projects to a majority of workers engaged in a particular craft, classification or type of work within a particular area. Prevailing wage requirements are established and enforced by regulatory agencies. Our Officers and Directors monitor and coordinate our continuing compliance with these regulations.

Solar Energy—Net Metering

Most states in the U.S. make net energy metering, or net metering, available to solar customers. Net metering typically allows solar customers to interconnect their solar energy systems to the utility grid and offset their utility electricity purchases by receiving a bill credit for excess energy generated by their solar energy system that is exported to the grid. In certain jurisdictions, regulators or utilities have reduced or eliminated the benefit available under net metering or have proposed to do so.

Environmental Regulation

We will be subject to environmental laws and regulations in the jurisdictions in which we install solar and other renewable energy products. While we incur costs in the ordinary course of business to comply with these laws, regulations and permit requirements, we do not expect that the costs of compliance will have a material impact on our business, financial condition or results of operations. We also do not anticipate material capital expenditures for environmental controls for our projects in the next several years. These laws and regulations frequently change and often become more stringent, or subject to more stringent interpretation or enforcement, and therefore future changes could require us to incur materially higher costs.

Seasonality

We do not expect any seasonality in our business.

Property

Our mailing address is 12338 Valley Blvd., Unit C, El Monte, CA 91732. The Company phone number is 626-434-9606. Our website is www.Skylimitenergy.com and our email address is Info@skylimitenergy.com.

Employees

We currently have 11 full-time employees of our business or operations We anticipate adding additional employees in the next 12 months, as needed.

Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our technologies, databases, and our brand.

We will implement a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our future employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

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Item 2. Management Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Annual Report. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Annual Report. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2021

The following management’s discussion and analysis (“MD&A”) of financial results is dated May 2, 2022 and reviews the business of Sky Limit Venture Corp. (the “Company” or “Sky Limit”), for the year ended December 31, 2021, and should be read in conjunction with the accompanying annual consolidated financial statements and related notes for the year ended December 31, 2021. This MD&A and the accompanying annual consolidated financial statements and related notes for the year ended December 31, 2021, have been reviewed by the and approved by the Company’s Board of Directors.

This MD&A contains certain forward-looking statements, such as statements regarding potential mineralization, resources and research results, and future plans and objectives of the Company, that are subject to various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements contained herein are made as of the date of this MD&A and the Company disclaims, other than as required by law, any obligation to update any forward-looking statements whether as a result of new information, results, future events, circumstances, or if management’s estimates or opinions should change, or otherwise.

Management’s Discussion and Analysis

The Company has had $1,486,113 and $4,218,032 in revenues from operations for the years ended December 31, 2021 and 2020. The Company generates revenue from the design and installation of solar power systems and accessories.

Plan of Operation for the Next Twelve Months

The Company believes that the proceeds of the Regulation A Offering will satisfy its cash requirements for the next twelve months. To complete the Company’s entire deployment of its current and proposed products and its business plan, it may have to raise additional funds in the next twelve months. Contemporaneously we will work to expand its services to further its goal of becoming a one stop contractor. Providing customer convenience of coordinating with one contractor vs multiple contractors. The company services include installation of residential and commercial solar photovoltaic systems, electric vehicle charging stations, installation of new roofing, re-roofing, solar roof, installation of energy generation and battery storage.

The Company expects to increase the number of employees at the corporate level, as warranted.

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Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions about collection of accounts and notes receivable, the valuation and recognition of stock-based compensation expense, the valuation and recognition of derivative liability, valuation allowance for deferred tax assets and useful life of fixed assets.

RESULTS OF OPERATIONS

Results for the years ended December 31, 2021 and 2020.

Working Capital	December 31, 2021 $	December 31, 2020 $
Cash	37,954	190,790
Current Assets	37,954	190,790
Current Liabilities	586,423	496,331
Working Capital (Deficit)	(548,469)	(305,541)

Cash Flows	December 31, 2021 $	December 31, 2020 $
Cash Flows from (used in) Operating Activities	(657,950)	(299,566)
Cash Flows from (used in) Investing Activities	0	(5,000)
Cash Flows from (used in) Financing Activities	505,114	442,626
Net Increase (decrease) in Cash During Period	(152,836)	138,060

Revenues

The Company’s revenues were $1,486,113 for the year ended December 31, 2021, as compared to $4,218,032 the year ended 2020. Revenues decreased year over year primarily due to Covid as well as labor and supply chain disruptions. The Company also saw lower customer demand in 2021. Also, city delays for permitting slowed, which affected the period in which revenues could be earned.

Cost of Revenues

The Company’s cost of revenues was $1,356,371 for the year ended December 31, 2021, as compared to $3,071,738 the year ended 2020. Costs decreased for the year ended 2021 due to shortages due to supply chain delays and a lack of customer demand for products in 2021. The Company was unable to purchase products in bulk quantities, therefore, certain jobs could not be obtained since product was not available at a reasonable cost. In 2021, the Company stopped working with a large sales dealer. Also, in 2021, the Company used fewer independent contractors and brought the labor supply in-house. Additionally, with rising inflation, the ability to purchase product was diminished. Finally, with an overall decrease in revenues, there was less of a need to purchase supplies and materials.

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Gross Profit

For the year ended December 31, 2021, the Company’s gross profit was $129,742 as compared to a gross profit of $1,071,294 for the year ended December 31, 2020. Gross profit decreased due to the decrease in revenues for the year ended 2021. Also, the gross profit percentage in 2021 as compared to 2020 was 9% and 27%, respectively. The overall decrease related to higher costs to complete jobs. Additionally, higher profit generating revenue types such as financed projects made up 90% of total revenues in 2020 as compared to 51% in 2021.

General and Administrative Expenses

General and administrative expenses consisted primarily of consulting fees, professional fees, and employee compensations. For the year ended December 31, 2021, general and administrative expenses were $833,828 as compared to $929,591 for the year ended December 31, 2020.

Other Income (Expense)

Other expense consisted of interest expense of $(91,706) and amortization of debt discount of $(5,729), for the year ended December 31, 2021, as compared to $(19,575) and $(521) for the year ended December 31, 2020.

During 2021, the Company recognized other income related to forgiveness of a PPP loan totalling $126,157.

Net Income (Loss)

Our net loss for the year ended December 31, 2021, was $(675,364), as compared to a net income of $196,607 for the year ended December 31, 2020. The net income was mainly attributable to our revenues decreasing along with a significantly smaller gross profit percentage in 2021 as compared to 2020, while general and administrative expenses remaining similar at $833,828 during 2021 and $929,591 in 2020, and is further influenced by the matters discussed in the other sections of the MD&A.

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and further expand its business. Since its inception, the Company has been mainly funded by related and third parties through capital investment and borrowing of funds.

At December 31, 2021, the Company had total current assets of $37,954. Current assets consist primarily of cash.

At December 31, 2021, the Company had total current liabilities of $586,423. Current liabilities consisted primarily of accounts payable and accrued expenses, accrued interest payable, accrued interest payable – related parties, notes payable, loans payable – related parties, and contract liabilities (deferred revenue).

We had negative working capital in the amount of $548,469 and $305,541 as of December 31, 2021 and December 31, 2020, respectively.

Cashflow from Operating Activities

During the years ended December 31, 2021 and 2020, there was cash used in operating activities in the amounts of $(657,950) and $(299,566), respectively. Operating cash flows consist primarily of changes related to depreciation, contract liabilities (deferred revenue) and forgiveness of government loans.

Cashflow from Investing Activities

There was $0 cash used in investing activities for the year ended December 31, 2021, as compared to $5,000 for the year ended December 31, 2020. In 2020 the cash outflows related to cash paid to acquire vehicles.

Cashflow from Financing Activities

During years ended December 31, 2021 and 2020, cash provided by financing activities was $505,114 and $442,626, respectively. Cash flows from financing activities consisted primarily of cash proceeds from the issuance of debt, repayments of debt, advances, and owner contributions and distributions.

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Going Concern and Management’s Plans

These consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

As reflected in the accompanying consolidated financial statements, for the year ended December 31, 2021, the Company had:

•	Net income of $(675,364); and
•	Net cash used in operations was $657,950

Additionally, at December 31, 2021, the Company had:

•	Accumulated deficit of $1,678,623
•	Stockholders’ deficit of $828,810; and
•	Working capital deficit of $548,469

The Company has cash on hand of $37,954 at December 31, 2021. The Company expects to generate sufficient revenues and positive cash flows from operations sufficiently to meet its current obligations. However, the Company may seek to raise debt or equity based capital at favorable terms, though such terms are not certain.

These factors create substantial doubt about the Company’s ability to continue as a going concern within the twelve month period subsequent to the date that these consolidated financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Management’s strategic plans include the following:

•	Execute business operations during fiscal year December 31, 2021,
•	Pursuing additional capital raising opportunities,
•	Continuing to explore and execute prospective partnering or distribution opportunities; and
•	Identifying unique market opportunities that represent potential positive short-term cash flow.
•	Expand product and services offerings to a larger surrounding geographic area.

Future Financings.

We will continue to rely on equity sales of the Company’s common shares in order to continue to fund business operations. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our business plan.

Since inception, we have financed our cash flow requirements through issuance of common stock, loans from related and third parties. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of revenues. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we will need to generate sufficient revenues from sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth.

To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our business model, marketing and websites, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

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Critical Accounting Policies.

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Use of Estimates

Preparing consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates, and those estimates may be material.

Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and other assumptions, which include both quantitative and qualitative assessments that it believes to be reasonable under the circumstances.

Revenue Recognition

The Company generates revenue from the design and installation of solar power systems. The Company recognizes revenue according to ASC 606, Revenue from Contracts with Customers. When the customer obtains control over the promised goods or services, the Company records revenue in the amount of consideration that can be expected to be received in exchange for those goods and services.

The Company applies the following five-step model to determine revenue recognition:

•	Identification of a contract with a customer
•	Identification of the performance obligations in the contact
•	Determination of the transaction price
•	Allocation of the transaction price to the separate performance allocation
•	Recognition of revenue when performance obligations are satisfied

The Company only applies the five-step model when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception and once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company sells solar power systems to residential customers in Southern California. Generally, the cycle from contract inception to project completion is typically one to three months.

The Company’s contracts contain a single performance obligation (installation of solar systems), as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct, as a result, the entire transaction price is allocated to this single performance obligation.

The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied. Accordingly, the Company recognizes revenues when the customer obtains control of the Company’s products and services, which occurs upon both city and utility inspections being completed, at this time, the customer has permission to operate their solar system.

Our customer contracts generally have performance obligations which are satisfied at a point in time. The performance obligation is for the delivery of the stand-alone solar power systems and related installation services. Customer contracts are generally fixed-price purchase order fulfillment contracts, and the transaction price is in the contract. Revenue is recognized when obligations under the terms of the contract with our customer are satisfied

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For our contracts with customers, payment terms vary as follows:

1.	Finance companies
a.

Up to 80% of the contract price, as funded through an unrelated finance company, upon the completion of a solar system installation. Amounts remitted to the Company are net of dealer fees, which is the amount recognized as earned revenues.

	b.	The balance due upon successful city and utility inspections.

2.	Customer self-pay
	a.	Up to 50% of the contract price received at the completion of a solar system installation.
	b.	The balance due upon successful city and utility inspections.

The Company has contract liabilities or deferred revenue. The Company will recognize revenue when the performance obligation is met.

The Company does not offer any price concessions or rebates.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Recent Accounting Standards

Changes to accounting principles are established by the FASB in the form of ASU’s to the FASB’s Codification. We consider the applicability and impact of all ASU’s on our financial position, results of operations, stockholders’ deficit, cash flows, or presentation thereof.

In June 2016, the FASB issued ASU 2016-13 - Financial Instruments-Credit Losses- Measurement of Credit Losses on Financial Instruments. Codification Improvements to Topic 326, Financial Instruments – Credit Losses, have been released in November 2018 (2018-19), November 2019 (2019-10 and 2019-11) and a January 2020 Update (2020-02) that provided additional guidance on this Topic. This guidance replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For SEC filers meeting certain criteria, the amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.

For SEC filers that meet the criteria of a smaller reporting company (including this Company) and for non-SEC registrant public companies and other organizations, the amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early adoption will be permitted for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.

We adopted this pronouncement on January 1, 2021; however, the adoption of this standard did not have a material effect on the Company’s financial statements.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intra period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted.

We adopted this pronouncement on January 1, 2021; however, the adoption of this standard did not have a material effect on the Company’s financial statements.

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In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, to reduce complexity in applying U.S. GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted.

We adopted this pronouncement on January 1, 2021; however, the adoption of this standard did not have a material effect on the Company’s financial statements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Management regularly evaluates the accounting policies and estimates that are used to prepare the financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Relaxed Ongoing Reporting Requirements

Upon the completion of our Regulation A Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Start ups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

-not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

-taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

-being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

-being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

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We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30, before that time, we would cease to be an “emerging growth company” as of the following June 30.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only a semi-annual report, annual report and an exit report, rather than annual and quarterly reports.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

Item 3. Directors and Officers

MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of April 28, 2022:

As of April 28, 2022, the Sky Limit Venture, Corp. had 10 full-time employees, and no part-time employees.

The directors and executive officers of the Company as of April 28, 2022, are as follows:

Name	Position	Age	Date of Appointment	Approx. Hours Per Week
Mark Senelath	CEO, Director	36	6/16/2016	40+
Linda Senelath	CFO	35	10/14/2019	40+
Jim Baiseri	Enterprise Risk Analyst & Consultant	74	6/3/2021	1-2
John Gutierrez	Project Director	61	6/3/2021	1-2

Mark Senelath, Age 36: Founder, Contractor, CEO, Director

Mr. Senelath is an Asian American entrepreneur with over 12 years of experience from working in the construction sector, Mr. Senelath held multiple skills and technical positions in the solar industry for various companies such as Verengo, Solar City, Sunnova to name a few. His positions at various solar companies ranged from inspection coordinator, electrician, battery storage technician, service technician, project management, operation management to now a full time CEO and contractor to an emerging company, Sky Limit Venture, Corp. At the age of 35, Mark currently holds four California state contractor’s licenses in solar, electrical, roofing and General Building. Since our incorporation in 2016 Mark has been the CEO and leader at Sky Limit Venture Corp, his duties and position in the company conducts high level operations, innovations, and growth. Mr. Senelath, earned a general electrical diploma from Southern California Institute of California.

Linda Senelath, Age 35: Chief Financial Officer

Linda Senelath, is a professional with 15+ years’ experience in accounting, quality assurance and compliance. Ms. Senelath has worked for Southern California Edison for over ten years. She has proven success in implementing operational processes, tracking audit mitigations, and monitoring compliance risk while finding ways to work efficiently. She holds a B.S. in Accounting and Master of Business Administration both from CSU Los Angeles. She has 10 years’ experience in the utility industry as a Project Manager in the compliance and customer service organization leading enterprise compliance initiatives with success stories throughout her career.

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Jim Baiseri, Age 74: Enterprise Risk Analyst and Business Consultant

Jim Baiseri, has been, for the past ten years since his retirement, a technical enterprise risk analyst and business educator. Mr. Baiseri, works with the Minority Business Development Agency, an Agency of the U.S. Department of Commerce, assisting clients requiring disadvantaged business certifications, financial assessment, exposure analysis, regulatory compliance review, business development and access to capital. He is also a senior officer of Execupro Associates, Inc., a California Corporation specializing in providing professional risk assessment services to business enterprises. The firm contracts with The State of California under a reimbursement grant to deliver ‘Disaster Mitigation’ workshops for California businesses of all sizes throughout the State. The firm also conducts business development workshops for various entities including the ‘Business Boot Camp’ program of the Latin Business Association. Additionally, he serves as senior managing member of ERA Consulting, LLC, a firm specializing in immigration consulting for those foreign business seeking an E-1, E-2, L-1, EB5 investment visas and or immigrant status in the United States. His firm prepares the necessary business plan documentation in line with the USCIS (United States Customs Immigration Service) regulations and requirements. Mr. Baiseri has specialized in providing risk management services for over Fifty (50) years. He was the Founder and President of several California risk management firms; TRAC (The Risk Advisory Council), Benefit Management Systems and Creative Benefits Insurance Services. He is first generation Mexican American and fluent in Spanish.

John Gutierrez, Age 61: Project Director

Mr. Gutierrez is a Project Director for the Minority Business Development Agency, U.S. Department of Commerce, Pasadena Business Center CARES Act Program. For the past fourteen years Mr. Gutierrez has been self-employed as a business consultant providing services to small to mid-size businesses. Mr. Gutierrez has been with the Pasadena team for the past four plus years active in different roles and prior to joining the Pasadena team he worked 10 years at the Los Angeles Business Center operated by University of Southern California Civic Engagement & Economic Development. As a Business Consultant, Mr. Gutierrez provides one on one specific and technical assistance to potential clients in the areas of Local, State, GSA, Federal (8A) Certification, loan packaging, financial management, identifying/match making potential local, state and federal procurement contracts. Prior to joining MBDA Business Center in Los Angeles, Mr. Gutierrez has over 30 years of experience with various roles in management with National Residential / Commercial Leading companies and International Real Estate Development. Mr. Gutierrez has been providing consulting services to small business owners and empowers them through education, technical and implementation techniques.

None of our officers or directors in the last five years has been the subject of any conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Mark Senelath and Linda Senelath are married. Other than the foregoing, there are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of the any class of the Company’s equity securities.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive Officers paid by us during the years ended December 31, 2021 and 2020, in all capacities for the accounts of our executives, including the Chief Executive Officers (CEO) and Chief Financial Officer (CFO), Chief Operating Officer (COO), President (P), and Executive Vice President (EVP).

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SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Mark Senelath,	2020	114,164	0	0	0	0	0	0	114,164
CEO, Director	2021	95,833	0	0	0	0	0	0	95,833
Linda Senelath,	2020	40,417	0	0	0	0	0	0	40,417
CFO	2021	47,917	0	0	0	0	0	0	47,917
Jim Baiseri,	2020	0	0	0	0	0	0	0	0
Enterprise Risk Analyst	2021	0	0	0	0	0	0	0	0
John Gutierrez	2020	0	0	0	0	0	0	0	0
Project Director	2021	0	0	0	0	0	0	0	0

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive Officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

No executive Officer received any equity awards, or holds exercisable or unexercisable options, as of the year ended December 31, 2021.

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
None	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for our Director or executive Officer.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. No amounts have been paid to, or accrued to, Directors in such capacity.

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Director Independence

The Board of Directors is currently composed of 1 member. Mark Senelath, does not qualify as an independent Director in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us. In addition, the Board of Directors has not made a subjective determination as to each Director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, though such subjective determination is required by the NASDAQ rules. Had the Board of Directors made these determinations, the Board of Directors would have reviewed and discussed information provided by the Directors and the Company with regard to each Director’s business and personal activities and relationships as they may relate to the Company and its management.

Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. Shareholders can direct communications to the Mark Senelath, our CEO, 12338 Valley Blvd., Unit C, El Monte, CA 91732. The Company phone number is 626-434-9606.

However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications. Management attempts to address shareholder questions and concerns in press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Mark Senelath collects and evaluates all shareholder communications. All communications addressed to the Director and executive Officer will be reviewed by Mark Senelath unless the communication is clearly frivolous.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

Disclosure of Conflicts of Interest

Other than the aforementioned, there are no conflicts of interest between the Company and any of its officers or directors.

Stock Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock. We do not have any stock option plans.

Share Purchase Warrants

None.

Indemnification of Directors and Officers

Our articles of incorporation provide that no Director or Officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of the California General Corporation Law.

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California General Corporation Law

Under Section 317 of the California Corporations Code, or the CGCL, a California corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was an agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a California corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, provided that no indemnification shall be made for any of the following (1) with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Section 317 of the CGCL also provides that, to the extent that an agent of a corporation has been successful on the merits in the defense of any proceeding referred to in either of the foregoing paragraphs or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

II-1.

Section 317 of the CGCL also provides that to the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Except as provided in the paragraph above, any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth above, by any of the following: (1) a majority vote of a quorum consisting of directors who are not parties to such proceeding, (2) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (3) approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon, or (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

Articles of Incorporation and Bylaws

The Company’s articles of incorporation provide that the liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Our articles of incorporation and bylaws also provide that we are authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits of such excess indemnification set forth in Section 204 of the Corporations Code.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our Directors, Officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such Officers and Directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

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Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are transactions involving the issuer, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer’s total assets at year-end for its last three fiscal years, except compensation awarded to executives.

Related Party Transactions

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

The Company has transactions with its Chief Executive Officer as follows:

	Loan Payable	Loan Payable	Loan Payable	Loan Payable
Terms	Related Party	Related Party	Related Party	Related Party	Total	In-Default

Issuance date of note	December 31, 2017	April 5, 2018	May 2021	May/August 2021
Maturity date	December 31, 2027	March 5, 2021	Due on Demand	Due on Demand
Interest rate	1.00%	10.49%	0%	0%
Collateral	Unsecured	Unsecured	Unsecured	Unsecured

Balance - December 31, 2019	$75,000	$10,933	$-	$-	$85,933	$-
Repayments	-	(8,630)	-	-	(8,630)
Balance - December 31, 2020	75,000	2,303	-	-	77,303	-
Proceeds	-	-	200,000	44,950	244,950
Repayments	(15,000)	(2,303)	-	(25,000)	(42,303)
Balance - December 31, 2021	$60,000	$-	$200,000	$19,950	$279,950	$-

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

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Legal/Disciplinary History

None of Sky Limit Venture, Corp.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Sky Limit Venture, Corp.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Sky Limit Venture, Corp.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or,

None of Sky Limit Venture, Corp.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of one (1) member. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of the qualification of our Regulation A Offering, we plan on adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

Item 4. Security Ownership of Management and Certain Securityholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of April 28, 2022, for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock. The percentage of beneficial ownership in the table below is based on 80,157,200 shares of common stock deemed to be outstanding as of April 28, 2022.

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The following table gives information on ownership of our securities as of April 28, 2022. The following lists ownership of our Common Stock and Preferred Stock by each person known by us to be the beneficial owner of over 5% of the outstanding Common and Preferred Stock, and by our officers and directors:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Beneficial Ownership
Directors and Officers:
Mark Senelath – CEO, Director	72,000,000 Shares	90%

Linda Senelath – CFO	0	0%

Jim Baiseri – Enterprise Risk Analyst	0	0%

John Gutierrez – Project Manager	0	0%

Ty Senelath	800,000 Shares	1%

David Hong	7,200,000 Shares	9%

All executive officers and directors as a group (2 persons)		99% Common Stock 99%(2) Total Common Vote

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)	Based upon 80,157,200 shares issued and outstanding as of April 28, 2022.

Item 5. Interest of Management and Others in Certain Transactions.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than as reported herein, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

DESCRIPTION OF SECURITIES

The Company’s Authorized Stock

We are authorized to issue One Billion Shares (1,000,000,000) of which, Nine Hundred Ninety-Nine Million (999,000,000) shares of common stock with a par value of $0.001 per share (the “Common Stock”) and 1,000,000 shares of preferred shares are authorized, of which 101 of those shares have been designated as Series A Preferred Shares.

Common Stock

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No shareholders of the Corporation holding Common Stock have any pre-emptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class.

Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets of funds of the Corporation legally available, therefore.

Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

Except as otherwise required by California General Corporate Law, the Articles of Incorporation, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Corporation shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such matter.

Adoption of Bylaws. In the furtherance and not in limitation of the powers conferred by statute and the Articles of Incorporation, the Board is expressly authorized to adopt, repeal, rescind. alter or amend in any respect the bylaws of the Corporation.

Shareholder Amendment of Bylaws. The Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Removal of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

Preferred Stock

On July 7, 2021, the Company filed an amendment to its Articles of Incorporation (the “Amendment”) with the Secretary of State of the State of California, which, among other things, authorized 1,000,000 shares out of our 1,000,000,000 shares authorized as preferred shares, leaving 999,000,000 shares of common stock authorized, and established the designation, powers, rights, privileges, preferences and restrictions of the Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”).

Among other provisions, each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding shares of common stock of the Company eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. For purposes of illustration only, if the total issued and outstanding shares of common stock of the Company eligible to vote at the time of the respective vote is 80,000,000, the voting rights of one share of the Series A Preferred Stock shall be equal to 1,568,560 from the following calculation: (0.019607 x 80,000,000) / 0.49) – (0.019607 x 80,000,000) = 1,632,583).

One Hundred-One (101) shares of Series A Preferred Stock were authorized and One Hundred-One (101) shares of Series A Preferred Stock were issued to our CEO, Mark Senelath.

The Series A Preferred Stock has no dividend rights, no liquidation rights and no redemption rights, and was created primarily to be able to obtain a quorum and conduct business at shareholder meetings. All shares of the Series A Preferred Stock shall rank (i) senior to the Company’s common stock and any other class or series of capital stock of the Company hereafter created, (ii) pari passu with any class or series of capital stock of the Company hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

Transfer Agent

Our transfer agent is Transfer Online, Inc., whose address is 512 SE Salmon Street, Portland, OR 97214, telephone number is (503) 227-2950, and website is www.transferonline.com.

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

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Item 7. Financial Statements

Sky Limit Venture, Corp.

For the Years Ended December 31, 2021 and 2020

(AUDITED)

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Sky Limit Venture Corp d/b/a Sky Limit Energy

San Gabriel, California

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sky Limit Venture Corp d/b/a Sky Limit Energy (the “Company”) as of December 31, 2021 and 2020, and the related statements of income, stockholders’ deficit, and cash flows for each of the two years in the periods ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of year-end December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficit and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Description of the Matter

As described in Note 2 to the consolidated financial statements, each of the Company’s contracts with customers generally contain a single performance obligation, which is the design and installation of solar power systems for residential customers. The transaction (contract) price is fully allocated to the distinct performance obligation on a standalone selling price basis, and revenue is recognized when control of the distinct performance obligation is transferred. The distinct performance obligation is transferred when the customer obtains control of the Company’s products and services, which occurs upon both city and utility inspections being completed and the customer has permission to operate their solar system.

How We Addressed the Matter in Our Audit

We obtained an understanding of the Company’s process to identify and determine the distinct performance obligations and the timing of revenue recognition.

To test the identification and determination of the distinct performance obligations and the timing of revenue recognition, our audit procedures included, among others, reading the executed contract to understand the contract, identifying the performance obligation(s), determining the distinct performance obligations, and evaluating the timing of revenue recognition for a sample of individual sales transactions. We evaluated the accuracy of the Company’s contract summary documentation, specifically related to the identification and determination of distinct performance obligations and the timing of revenue recognition.

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP

We have served as the Company’s auditor since 2019

Boca Raton, Florida

April 29, 2022

F-2

Sky Limit Venture, Corp.

Balance Sheet

December 31, 2021 and 2020

	December 31, 2021	December 31, 2020

Assets

Current Assets
Cash	$37,954	$190,790
Total Current Assets	37,954	190,790

Vehicles - net	74,824	109,733

Security deposit	2,733	2,733

Total Assets	$115,511	$303,256

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable and accrued expenses	$111,531	$100,116
Notes payable - vehicles	33,571	35,406
Loans payable - related parties	219,950	2,303
Note payable - other - net	-	227,395
Accrued interest payable	8,906	3,258
Accrued interest payable - related party	2,985	2,250
Contract liabilities	209,480	125,603
Total Current Liabilities	586,423	496,331

Long Term Liabilities
Notes payable - vehicles	45,531	83,033
Loan payable - related party	60,000	75,000
Notes payable - government loans	252,367	275,000
Total Long Term Liabilities	357,898	433,033

Total Liabilities	944,321	929,364

Commitments and Contingencies (Note 8)

Stockholders’ Deficit
Series A, preferred stock, $0.001 par value, 1,000,000 shares authorized 101 and 0 shares issued and outstanding, respectively	-	-
Common stock, $0.001 par value, 999,000,000 shares authorized 80,157,200 and 80,000,000 shares issued and outstanding, respectively
Additional paid-in capital	769,656	297,151
Accumulated deficit	(1,678,623)	(1,003,259)
Total Stockholders’ Deficit	(828,810)	(626,108)

Total Liabilities and Stockholders’ Deficit	$115,511	$303,256

The footnotes are an integral part of these audited financial statements

F-3

Sky Limit Venture, Corp.

Statement of Operations

For the Years Ended December 31, 2021 and 2020

	For the Years Ended December 31,
	2021	2020

Revenues - net	$1,486,113	$4,218,032

Cost of revenues	1,356,371	3,071,738

Gross profit	129,742	1,146,294

General and administrative expenses	833,828	929,591

Income (loss) from operations	(704,086)	216,703

Other income (expenses)
Amortization of debt discount	(5,729)	(521)
Interest expense	(91,706)	(19,575)
Forgiveness of PPP loan	126,157	-
Other income (expenses) - net	28,722	(20,096)

Net income (loss)	$(675,364)	$196,607

The footnotes are an integral part of these audited financial statements

F-4

Sky Limit Venture, Corp.

Statement of Changes in Stockholders’ Deficit

For the Years Ended December 31, 2021 and 2020

	Series A				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

December 31, 2019	-	$-	80,000,000	$80,000	$140,151	$(1,031,980)	$(811,829)

Contributions	-	-	-	-	157,000	-	157,000

Distributions	-	-	-	-	-	(167,886)	(167,886)

Net income - 2020	-	-	-	-	-	196,607	196,607

December 31, 2020	-	-	80,000,000	80,000	297,151	(1,003,259)	(626,108)

Stock issued for services - related party	101	-	-	-	101	-	101

Conversion of debt	-	-	117,200	117	117,083	-	117,200

Conversion of debt - related party	-	-	40,000	40	39,960	-	40,000

Contributions	-	-	-	-	315,361	-	315,361

Net loss - 2021	-	-	-	-	-	(675,364)	(675,364)

December 31, 2021	101	$-	80,157,200	$80,157	$769,656	$(1,678,623)	$(828,810)

The footnotes are an integral part of these audited financial statements

F-5

Sky Limit Venture, Corp.

Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

	For the Years Ended December 31,
	2021	2020
Operating activities
Net (loss) income	$(675,364)	$196,607
Adjustments to reconcile net income (loss) to net cash used in operations
Preferred stock issued for services - related party	101	-
Depreciation	34,909	39,649
Amortization of debt issue costs	5,729	521
Amortization of operating lease - right-of-use asset	-	29,675
Forgiveness of government loans	(126,157)	-
Changes in operating assets and liabilities
Increase (decrease) in
Accounts payable and accrued expenses	12,572	50,402
Accrued interest payable	5,648	3,258
Accrued interest payable - related parties	735	750
Operating lease liability	-	(31,418)
Contract liabilities	83,877	(589,010)
Net cash used in operating activities	(657,950)	(299,566)

Investing activities
Cash paid for acquisition of vehicle	-	(5,000)
Net cash used in investing activities	-	(5,000)

Financing activities
Advances	117,200	-
Advances - related parties	40,000	-
Proceeds from issuance of note payable - other	-	243,750
Proceeds from issuance of notes payable - government loans	102,367	275,000
Proceeds from issuance of loans - related parties	244,950	-
Repayments on notes payable - vehicles	(39,337)	(39,732)
Repayments on notes payable - related party	-	(8,630)
Repayments on notes payable - other	(233,124)	(16,876)
Repayments on loans payable - related party	(42,303)	-
Contributions	315,361	157,000
Distributions	-	(167,886)
Net cash provided by financing activities	505,114	442,626

Net (decrease) increase in cash	(152,836)	138,060

Cash - beginning of year	190,790	52,730

Cash - end of year	$37,954	$190,790

Supplemental disclosure of cash flow information
Cash paid for interest	$85,323	$16,435
Cash paid for income tax	$-	$-

Supplemental disclosure of non-cash investing and financing activities
Conversion of advances into common stock	$117,200	$-
Conversion of advances - related parties into common stock	$40,000	$-
Vehicles obtained in exchange for notes payable	$-	$49,697
Debt issue costs incurred with obtaining note financing	$-	$6,250

	$37,954	$190,790
	$-	$-

The footnotes are an integral part of these audited financial statements

F-6

Sky Limit Venture, Corp. Notes To Financial Statements For the Years Ended December 31, 2021 and 2020

Note 1 - Organization and Nature of Operations

Organization and Nature of Operations

Sky Limit Ventures Corp (collectively, “we,” “us,” “our” or the “Company”) doing business as Sky Limit Energy, a California S-Corporation (incorporated May 2016), is a solar, electrical, roofing, and general building company in Southern California.

The Company offers a turnkey solution, including sales, design, permitting, development, installation, construction, and repairs. Our customers can choose from a variety of financing options including Power Purchase Agreement and other third-party lease programs.

The Company’s services include installation of residential and commercial solar photovoltaic systems, electric vehicle charging stations, installation of new roofing, re-roofing, solar roof, installation of energy generation and battery storage. Additionally, the Company is continuing research and development of recycled electric vehicle lithium batteries to repurpose for outdoor use. It is also creating an application to monitor the battery life span for equipment failures.

On October 22, 2021, the Company’s Regulation A offering was declared qualified by the U.S. Securities and Exchange Commission.

Impact of COVID-19

The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions and overall economic and financial market instability. The COVID-19 pandemic has the potential to significantly impact the Company’s supply chain, distribution centers, or logistics and other service providers.

In addition, a severe prolonged economic downturn could result in a variety of risks to the business, including weakened demand for products and services and a decreased ability to raise additional capital when needed on acceptable terms, if at all. As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly.

To date, we have maintained uninterrupted business operations with normal turnaround times for the delivery and installation of solar systems. We have implemented adjustments to our operations designed to keep employees safe and comply with federal, state, and local guidelines, including those regarding social distancing. The extent to which COVID19 may further impact the Company’s business, results of operations, financial condition and cash flows will depend on future developments, which are highly uncertain and cannot be predicted with confidence. In response to COVID-19, the United States government has passed legislation and taken other actions to provide financial relief to companies and other organizations affected by the pandemic.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations.

Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition, and results of operations.

F-7

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Liquidity, Going Concern and Management’s Plans

These consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

As reflected in the accompanying consolidated financial statements, for the year ended December 31, 2021, the Company had:

⦁	Net loss of $675,364; and
⦁	Net cash used in operations was $657,950

Additionally, at December 31, 2020, the Company had:

⦁	Accumulated deficit of $1,678,623
⦁	Stockholders’ deficit of $828,810; and
⦁	Working capital deficit of $548,469

The Company has cash on hand of $37,954 at December 31, 2021. The Company expects to generate sufficient revenues and positive cash flows from operations sufficiently to meet its current obligations. However, the Company may seek to raise debt or equity-based capital at favorable terms, though such terms are not certain.

These factors create substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period subsequent to the date that these consolidated financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Management’s strategic plans include the following:

⦁	Execute business operations more fully during fiscal year December 31, 2022,
⦁	Pursuing additional capital raising opportunities,
⦁	Continuing to explore and execute prospective partnering or distribution opportunities; and
⦁	Identifying unique market opportunities that represent potential positive short-term cash flow.
⦁	Expand product and services offerings to a larger surrounding geographic area.

Note 2 - Summary of Significant Accounting Policies

Business Segments

The Company uses the “management approach” to identify its reportable segments. The management approach requires companies to report segment financial information consistent with information used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. The Company has identified one single reportable operating segment.

The Company manages its business on the basis of one operating and reportable segment and derives revenues from selling its product and related services. The Company’s long-lived assets are located in the United States.

Use of Estimates

Preparing consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates, and those estimates may be material.

F-8

Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and other assumptions, which include both quantitative and qualitative assessments that it believes to be reasonable under the circumstances.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents.

At December 31, 2021 and 2020, respectively, the Company did not have any cash equivalents.

Vehicles

Vehicles are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets.

Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to operations. When vehicles are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations.

Management reviews the carrying value of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

There were no impairment losses for the years ended December 31, 2021 and 2020, respectively.

Impairment of Long-lived Assets

Management evaluates the recoverability of the Company’s identifiable intangible assets and other long-lived assets when events or circumstances indicate a potential impairment exists, in accordance with the provisions of ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets.” Events and circumstances considered by the Company in determining whether the carrying value of identifiable intangible assets and other long-lived assets may not be recoverable include but are not limited to: significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; and changes in the Company’s business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets.

If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Debt Issue Cost

Debt issuance cost paid to lenders, or third parties are recorded as debt discounts and amortized to interest expense in the statements of operations, over the life of the underlying debt instrument. See Note 7.

Paycheck Protection Program Loans

The Company records Paycheck Protection Program (“PPP”) loan proceeds in accordance with ASC 470, Debt. Debt is extinguished when either debtor pays the creditor or the debtor is legally released from being the primary obligor, either judicially or by the creditor. See Note 6.

Warranty Obligations

The Company offers an assurance type warranty for its products against defects in design, materials and workmanship for a period ranging from fifteen (15) to twenty (20) years from customer acceptance. For these assurance type warranties, a provision for estimated future costs related to warranty expense is recorded when they are probable and reasonably estimable, which is typically when products are delivered. This provision is based on historical information on the nature, frequency, and average cost of claims for each product line. These estimates are re-evaluated on an ongoing basis using best-available information and revisions to estimates are made, as necessary.

F-9

The Company has had an insignificant amount associated with providing related warranty services. At December 31, 2021 and 2020, respectively, the Company has not recorded any liability associated for warranties.

In addition to the Company warranty, the product manufacturer also provides warranties. In place is a twenty-five (25) year warranty on the solar panels, as well as a warranty for the power inverter that is either fifteen (15) or twenty-five (25) years. At December 31, 2021 and 2020, respectively, The Company is not aware of any claims made in connection with the manufacturer’s warranty.

Revenue Recognition

The Company generates revenue from the design and installation of solar power systems. The Company recognizes revenue according to ASC 606, Revenue from Contracts with Customers. When the customer obtains control over the promised goods or services, the Company records revenue in the amount of consideration that can be expected to be received in exchange for those goods and services.

The Company applies the following five-step model to determine revenue recognition:

⦁	Identification of a contract with a customer
⦁	Identification of the performance obligations in the contact
⦁	Determination of the transaction price
⦁	Allocation of the transaction price to the separate performance allocation
⦁	Recognition of revenue when performance obligations are satisfied

The Company only applies the five-step model when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception and once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company sells solar power systems to residential customers in Southern California. Generally, the cycle from contract inception to project completion is typically one to three months.

The Company’s contracts contain a single performance obligation (installation of solar systems), as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct, as a result, the entire transaction price is allocated to this single performance obligation.

The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied. Accordingly, the Company recognizes revenues when the customer obtains control of the Company’s products and services, which occurs upon both city and utility inspections being completed, at this time, the customer has permission to operate their solar system.

Our customer contracts generally have performance obligations which are satisfied at a point in time. The performance obligation is for the delivery of the stand-alone solar power systems and related installation services. Customer contracts are generally fixed-price purchase order fulfillment contracts, and the transaction price is in the contract.

Revenue is recognized when obligations under the terms of the contract with our customer are satisfied

For our contracts with customers, payment terms vary as follows:

1.	Finance companies

a.

Up to 80% of the contract price, as funded through an unrelated finance company, upon the completion of a solar system installation. Amounts remitted to the Company are net of dealer fees, which is the amount recognized as earned revenues.

b.	The balance due upon successful city and utility inspections.

2.	Customer self-pay

a.	Up to 50% of the contract price received at the completion of a solar system installation.
b.	The balance due upon successful city and utility inspections.

F-10

The Company has contract liabilities or deferred revenue. The Company will recognize revenue when the performance obligation is met.

The Company does not offer any price concessions or rebates.

Other

During the years ended December 31, 2021 and 2020, the Company recognized revenues from providing services as an independent contractor. Revenue was recognized upon receipt of payment.

Under ASC 606, the Company disaggregates its revenue from contracts with customers by those revenues recorded over-time and revenues recorded at a point in time. All of the Company’s revenues are recorded at a point in time.

The following represents the Company’s disaggregation of revenues by type for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021		2020

Revenues by Type	Revenues	% of Revenues	Revenues	% of Revenues

Financed projects	$757,241	51%	$3,789,589	90%
Customer self-pay	555,929	37%	263,537	6%
Independent contractor	172,943	12%	164,906	4%
Total revenues	$1,486,113	100%	$4,218,032	100%

Cost of Sales

Cost of sales predominantly represents the cost of tangible products sold. These costs include subcontractors and job-related materials and supplies.

Income Taxes

The Company is not subject to income taxes in any jurisdiction, as the members are responsible for income taxes on their proportionate share of the Company’s taxable income. Accordingly, no provision for income taxes is reflected for any periods in the accompanying consolidated financial statements.

The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. At December 31, 2021 and 2020, the Company had no liabilities for uncertain tax positions. The Company is generally no longer subject to U.S. Federal and State tax examinations by tax authorities for years prior to 2016. As of December 31, 2020, tax years 2017-2020 remain open for IRS audit; however, there are currently no audits for any tax periods in progress.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs are included as a component of general and administrative expense in the statements of operations.

The Company recognized $31,569 and $10,799 in marketing and advertising costs during the years ended December 31, 2021 and 2020, respectively.

F-11

Basic and Diluted Earnings (Loss) per Share

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the periods presented. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares may consist of common stock issuable for stock options and warrants (using the treasury stock method), convertible notes and common stock issuable. These common stock equivalents may be dilutive in the future.

The Company did not have any potentially dilutive equity securities outstanding as of December 31, 2021 and 2020.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

See Notes 5 and 9.

Recent Accounting Standards

Changes to accounting principles are established by the FASB in the form of ASU’s to the FASB’s Codification. We consider the applicability and impact of all ASU’s on our financial position, results of operations, stockholders’ deficit, cash flows, or presentation thereof.

In June 2016, the FASB issued ASU 2016-13 - Financial Instruments-Credit Losses-Measurement of Credit Losses on Financial Instruments. Codification Improvements to Topic 326, Financial Instruments – Credit Losses, have been released in November 2018 (2018-19), November 2019 (2019-10 and 2019-11) and a January 2020 Update (2020-02) that provided additional guidance on this Topic. This guidance replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For SEC filers meeting certain criteria, the amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.

For SEC filers that meet the criteria of a smaller reporting company (including this Company) and for non-SEC registrant public companies and other organizations, the amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early adoption will be permitted for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.

We adopted this pronouncement on January 1, 2021; however, the adoption of this standard did not have a material effect on the Company’s financial statements.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intra period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted.

We adopted this pronouncement on January 1, 2021; however, the adoption of this standard did not have a material effect on the Company’s financial statements.

F-12

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, to reduce complexity in applying U.S. GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted.

We adopted this pronouncement on January 1, 2021; however, the adoption of this standard did not have a material effect on the Company’s financial statements.

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no material effect on the results of operations, stockholders’ deficit, or cash flows.

Note 3 – Vehicles

Vehicles consisted of the following:

			Estimated Useful
	December 31, 2021	December 31, 2020	Lives (Years)

Vehicles	$198,248	$198,248	5
Accumulated depreciation	123,424	88,515
Total vehicles - net	$74,824	$109,733

For the year ended December 31, 2020, the Company obtained vehicles in exchange for interest bearing debt totaling $49,697. See Note 4.

Depreciation expense for the years ended December 31, 2021 and 2020 was $34,909 and $39,649, respectively.

Note 4 – Notes Payable – Vehicles

The Company has outstanding debt with various parties. The following represents a summary of the Company’s debt, key terms, and outstanding balances at December 31, 2021 and 2020, respectively:

The Company has several outstanding notes related to the purchase of vehicles as follows:

See Note 8.

Terms	Vehicle #1	Vehicle #2	Vehicle #3	Vehicle #4	Vehicle #5	Total

Issuance date of note	October 13, 2017	August 23, 2018	September 20, 2019	September 24, 2019	February 10, 2020
Maturity date	September 13, 2022	August 23, 2023	April 20, 2022	August 24, 2024	January 10, 2026
Interest rate	2.90%	4.49%	21.90%	1.90%	7.49%
Collateral	Unsecured	Unsecured	Unsecured	Unsecured	Unsecured
Monthly P&I	$721	$662	$320	$946	$859

Original loan balance	$40,210	$35,555	$7,703	$54,083	$49,697	$187,248

Cash paid for acquisition of vehicle	$-	$4,000	$3,000	$3,000	$5,000	$15,000

Balance - December 31, 2019	$23,757	$26,800	$6,594	$51,323	$-	$108,474
Vehicles obtained in exchange
for notes payable					49,697	49,697
Repayments	(8,092)	(6,688)	(5,049)	(12,056)	(7,847)	(39,732)
Balance - December 31, 2020	15,665	20,112	1,545	39,267	41,850	118,439
Repayments	(8,467)	(7,542)	(1,545)	(11,337)	(10,446)	(39,337)
Balance - December 31, 2021	$7,198	$12,570	$-	$27,930	$31,404	$79,102

F-13

Note 5 – Notes Payable – Related Parties

The Company has transactions with its Chief Executive Officer as well as family members related to the Chief Executive Officer as follows:

	Loan Payable	Loan Payable	Loan Payable	Loan Payable
Terms	Related Party	Related Party	Related Party	Related Party	Total

Issuance date of note	December 31, 2017	April 5, 2018	May 2021	May/August 2021
Maturity date	December 31, 2027	March 5, 2021	Due on Demand	Due on Demand
Interest rate	1.00%	10.49%	0%	0%
Collateral	Unsecured	Unsecured	Unsecured	Unsecured

Balance - December 31, 2019	$75,000	$10,933	$-	$-	$85,933
Repayments	-	(8,630)	-	-	(8,630)
Balance - December 31, 2020	75,000	2,303	-	-	77,303
Proceeds	-	-	200,000	44,950	244,950
Repayments	(15,000)	(2,303)	-	(25,000)	(42,303)
Balance - December 31, 2021	$60,000	$-	$200,000	$19,950	$279,950

Note 6 – Notes Payable – Government Loans

(A)   Payroll Protection Program (“PPP”)

On April 30, 2020, we executed an unsecured promissory note for $125,000 under the PPP with Chase Bank (the “Lender”).

The term of the loan was for two years with an interest rate of 0.98%, which was deferred for the first six months of the term of the loan. The loan required equal payments of principal and interest over the eighteen (18) months following the interest deferral period. This loan was forgiven on April 6, 2021.

On February 15, 2021, we executed an unsecured promissory note for $102,367 under the PPP with the Lender.

The term of the loan was for five years with an interest rate of 0.98%, which was deferred for the first six months of the term of the loan. The loan required equal payments of principal and interest over the eighteen (18) months following the interest deferral period. This loan was forgiven on January 10, 2022.

The promissory notes evidencing these loans contains customary events of default relating to, among other things, payment defaults, breach of representations and warranties, or provisions of the promissory note. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Company, and/or filing suit and obtaining judgment against the Company.

F-14

Conditional Loan Forgiveness

Under the terms of the PPP loan program, all or a portion of this Loan may be forgiven upon request from Borrower to Lender, provided the Loan proceeds are used in accordance with the terms of the Coronavirus Aid, Relief and Economic Security Act (the “Act” or “CARES”), Borrower is not in default under the Loan or any of the Loan Documents, and Borrower has provided documentation to Lender supporting such request for forgiveness that includes verifiable information on Borrower’s use of the Loan proceeds, to Lender’s satisfaction, in its sole and absolute discretion. Currently, the Company believes the loan will be forgiven, however, there is a significant uncertainty that prevents a final determination from being made as of the date of these consolidated financial statements.

(B)   Economic Injury Disaster Loan (“EIDL”)

This program was made available to eligible borrowers in light of the impact of the COVID-19 pandemic and the negative economic impact on the Company’s business. Proceeds from the EIDL are to be used for working capital purposes.

On July 28, 2020, we executed a promissory note for $150,000 under the EIDL with the U.S. Small Business Administration (“SBA”). The note bears interest at 3.75% and is secured by all of the Company’s assets.

Installment payments, including principal and interest, are due monthly beginning July 28, 2021 (twelve (12) months from the date of the promissory note) in the amount of $731. The balance of principal and interest is payable over the next thirty (30) years from the date of the promissory note. There are no penalties for prepayment. Based upon guidance issued by the SBA on June 19, 2020, the EIDL Loan is not required to be refinanced by the PPP loan.

The following is a summary of both the PPP and EIDL loans and related accrued interest.

	Note Payable		Note Payable	Note Payable
Terms	PPP		EIDL	PPP	Total

Issuance date of note	April 30, 2020		July 28, 2020	February 15, 2021
Maturity date	April 30, 2022		July 28, 2050	February 15, 2026
Interest rate	0.98%		3.75%	0.98%
Collateral	Unsecured		All assets	Unsecured

Original loan balance	$125,000		$150,000	$102,367	$377,367

Balance - December 31, 2019	$-		$-	$-	$-
Proceeds from notes payable	125,000		150,000	-	275,000
Balance - December 31, 2020	125,000		150,000	-	275,000
Proceeds from note payable	-		-	102,367**	102,367
Debt forgiveness	(125,000	)*	-	-	(125,000)
Balance - December 31, 2021	$-		$150,000	$102,367	$252,367

F-15

	Note Payable		Note Payable	Note Payable
Accrued Interest Payable	PPP		EIDL	PPP		Total

Balance - December 31, 2019	$-		$-	$-		$-
Interest expense	868		2,390	-		3,258
Repayments	-		-	-		-
Balance - December 31, 2020	868		2,390	-		3,258
Interest expense	289		5,625	891	**	6,805
Debt forgiveness	(1,157	)*	-	-		(1,157)
Balance - December 31, 2021	$-		$8,015	$891		$8,906

* On April 6, 2021, the loan and related accrued interest were forgiven and accounted for as other income.

** On January 10, 2022, the loan and related accrued interest were forgiven.

Note 7 – Note Payable – Other

The Company executed a note with a third party for $250,000. The lender charged an origination fee of $6,250, resulting in net proceeds of $243,750. The origination fee is being amortized over the life of the note. The Company is required to make weekly payments of $6,351, resulting in total repayments under the terms of this loan $330,252 (APR of 63.19%).

The following is a summary of note payable – other and related accrued interest.

Terms	Note Payable - Other

Issuance date of note	November 30, 2020
Maturity date	November 30, 2021
Interest rate	63.19%
Collateral	Unsecured

Original loan balance	$250,000

Balance - December 31, 2019	$-
Proceeds from notes payable	250,000
Repayments	(16,876)
Debt issue costs	(6,250)
Amortization of debt issue costs	521
Balance - December 31, 2020	227,395
Repayments	(233,124)
Amortization of debt issue costs	5,729
Balance - December 31, 2021	$-

F-16

Accrued Interest Payable	Note Payable - Other

Balance - December 31, 2019	$-
Interest expense	8,528
Repayments	(8,528)
Balance - December 31, 2020	-
Interest expense	72,488
Repayments	(72,488)
Balance - December 31, 2021	$-

Note 8 – Commitments

Debt

The following represents the Company’s future minimum payments required under notes for the Company’s vehicles that have remaining terms in excess of one year at December 31, 2021:

2022	$33,571
2023	24,745
2024	20,786
Total notes payable	79,102
Less: current portion of notes payable	(33,571)
Notes payable - long term portion	$45,531

See Note 4 regarding the Company’s debt obligations.

Note 9 – Stockholders’ Deficit

Increase in Authorized Shares and Forward Stock Split

On May 26, 2021, the Company increases its authorized shares from 1,000,000 to 1,000,000,000.

On July 7, 2021, the Company authorized 1,000,000 of the authorized shares to be Preferred Stock; thereby leaving the authorized common stock of the Company at 999,000,000.

On August 5, 2021, the Company effected an 8,000 for 1 forward stock split. All share and per share amounts have been retroactively restated to the earliest period presented.

Authorization of Par Value for Common Stock and Series A, Preferred Stock.

On July 7, 2021, the Company designated a par value of $0.001 per share of common stock and Series A, preferred stock. Prior to this designation, the Company had no par common stock. All share and per share amounts have been retroactively restated to the earliest period presented.

The Company has two (2) classes of stock:

Common Stock

-	999,000,000 shares authorized
-	$0.001
-	Voting at 1 vote per share

Issuance and Designation of Series A, Preferred Stock

On July 7, 2021, the Company authorized 1,000,000 shares of the 1,000,000,000 authorized shares, as Preferred shares, and 101 of those shares designated as Series A, preferred stock, having a par value of $0.001/share, and 999,000,000 shares of common stock authorized. This class of stock entitles the holder to super voting rights, resulting in the ability to control the Company. The Company issued 101 shares to the Company’s Chief Executive Officer in exchange for services rendered, having a fair value of $101.

F-17

Series A, Preferred Stock

-	101 shares authorized, 101 shares issued and outstanding
-	$0.001 par value
-	Redemption rights – none
-	Dividend rights – none
-	Liquidation rights – none
-	Senior to the authorized, issued and outstanding shares of common stock
-	Voting control through super voting rights, calculated as follows:

Total issued and outstanding common stock multiplied by 0.019607 divided by 0.49, minus the numerator multiplied by total Series A, preferred stock held. Equivalent votes are calculated as follows:

Shares issued and outstanding	80,157,200
Ratio	0.019607

Numerator	1,571,642

Divided by	0.49

3,207,433

Less: the numerator	(1,571,642)

Votes held per share of Series A, preferred stock	1,635,791

Shares issued and outstanding	101

Total votes as of December 31, 2021	165,214,879

Equity Transactions for the Year Ended December 31, 2021

Stock Issued upon Debt Conversion

During 2021, the Company received $117,200 in advances from various third parties. The advances were non-interest bearing, unsecured and due on demand. On December 31, 2021, all amounts were converted into the Company’s Regulation A offering of common stock. All advances were converted at the Regulation A offering price of $1/share, resulting in the issuance of 117,200 shares.

Stock Issued upon Debt Conversion – Related Parties

During 2021, the Company received $40,000 in advances from various related parties. The advances were non-interest bearing, unsecured and due on demand. On December 31, 2021, all amounts were converted into the Company’s Regulation A offering of common stock. All advances were converted at the Regulation A offering price of $1/share, resulting in the issuance of 40,000 shares.

Note 10 – Subsequent Events

Note Payable

In February 2022, the Company executed a one-year (1) note with a third party for $250,000. The lender charged an origination fee of $3,125, resulting in net proceeds of $246,875. The origination fee is being amortized over the life of the note. The Company is required to make weekly payments of $5,769, resulting in total repayments under the terms of this loan $300,000 (APR of 39.67%).

F-18

Item 8. Exhibits

Number	Exhibit Description

2.1*	Amended Articles of Incorporation and Amendments Thereto
2.2*	Bylaws
3.1*	Specimen Stock Certificate
3.2*	Subscription Agreement
11.1	Consent of Auditors

* Previously filed with the SEC on Form 1-A on August 20, 2021

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Exact name of issuer as specified in its charter):	Sky Limit Venture, Corp.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Mark Senelath
Title:	Mark Senelath, Chief Executive Officer (Principal Executive Officer)
(Date):	May 2, 2022

/s/ Linda Senelath
Title:	Linda Senelath, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)
(Date):	May 2, 2022

SIGNATURES OF DIRECTORS:
/s/ Mark Senelath	May 2, 2022
Mark Senelath	Date

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